EXHIBIT 23.1
CONSENT OF PLANTE & MORAN, PLLC, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Diamond Hill Investment Group, Inc. 2005 Employee and Director Equity Incentive Plan of our report dated March 7, 2008, regarding the financial statements of Diamond Hill Investment Group, Inc. which appear in Diamond Hill Investment Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on March 14, 2008.
December 19, 2008
Columbus, Ohio
PLANTE & MORAN, PLLC
/s/ Plante & Moran, PLLC